Exhibit 3.11

ZURN INDUSTRIES, INC.

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO A LIMITED LIABILITY COMPANY

PURSUANT TO SECTION 18-214 OF THE

LIMITED LIABILITY COMPANY ACT

1. The name of the corporation immediately prior to the effective time of this Certificate of Conversion is Zurn Industries, Inc.

2. The date on which the original Certificate of Incorporation was filed with the Delaware Secretary of State is March 5, 2007.

3. The name of the limited liability company into which the corporation is hereby being converted is Zurn Industries, LLC.

4. The effective time and date of this Certificate of Conversion shall be as of 11:59 p.m. on March 31, 2007.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion as of the 29th day of March, 2007.

ZURN INDUSTRIES, INC.

By:	/s/ George C. Moore
George C. Moore
Executive Vice President &
Chief Financial Officer